NEWS RELEASE



   MILACRON COMPLETES (EUROS) 115 MILLION EUROBOND OFFERING


   CINCINNATI, Ohio, USA, April 10, 2000 - Milacron Inc. (NYSE: MZ) announced today that it had successfully completed a public offering in Europe of (EUROS)115 million Eurobonds at 7-5/8% with a maturity of five years. The net proceeds of the offering will be used for general corporate purposes, including the repayment of $100 million of 7-7/8% Notes maturing in May.

   "This financing improves our flexibility going forward, not only by extending our debt maturities but also by better balancing our currency and interest rate exposures," said Robert P. Lienesch, Milacron vice president, treasurer and chief financial officer.

   ABN AMRO was the lead manager of the offering, with JP Morgan acting as senior co-lead manager and Bank of America and Deutsche Bank as co-lead managers. More than forty investors from nine different countries subscribed to the offering. The Eurobonds were issued by Milacron Capital Holdings B.V., a wholly owned subsidiary of Milacron, outside the United States pursuant to Regulation S of the Securities Act of 1933, as amended. They are fully and unconditionally guaranteed by Milacron Inc., whose credit is rated Ba1 by Moody's and BB+ by Standard and Poors.

   With 1999 sales of $1.6 billion, Milacron is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and India and 11,500 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and replacement items, mold bases, mold-making equipment and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, insert holders, carbide and high-speed steel round tools, metalworking fluids, chemical and tool management services, precision grinding wheels and carbide wear parts. For further information, visit the company's web site, www.milacron.com, or call its toll-free investor hot line: 800-909-MILA (800-909-6452).